Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser (954) 769-7342 keyserk1@autonation.com

AutoNation Announces December 2010 Retail New Vehicle Unit Sales

•	December 2010 retail new vehicle unit sales increased 12% versus December 2009

•	Full year 2010 retail new vehicle units sales increased 13% versus 2009

FORT LAUDERDALE, Fla., Jan. 11, 2011 /PRNewswire/ — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in December 2010, as reported to the applicable automotive manufacturers, totaled 21,970, an increase of 12% as compared to December 2009. Retail new vehicle unit sales in December 2010 for AutoNation’s operating segments were as follows:

•	6,517 for Domestic, up 21% versus December 2009,

•	11,566 for Import, up 10% versus December 2009, and

•	3,887 for Premium Luxury, up 2% versus December 2009.

For the fourth quarter of 2010, AutoNation’s retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 14%, with Domestic up 22%, Import up 13% and Premium Luxury up 4%, in each case as compared to the fourth quarter of 2009.

For 2010, AutoNation retail new vehicle unit sales, as reported to the applicable automotive manufacturers, rose 13%, with Domestic up 22%, Import up 9% and Premium Luxury up 11%, in each case as compared to 2009.

In other Company news, Mike Jackson will be commenting live at twitter.com/ceomikejackson and facebook.com/ceomikejackson from the 2011 Automotive News World Congress, where he is scheduled to deliver a keynote speech at 2:00 PM ET on Wednesday, January 12, 2011. Additional coverage will also be available at twitter.com/autonation and facebook.com/autonation.

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The information provided in this news release is based on sales reports provided by our stores, including stores acquired since December 2009, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 242 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.